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As filed with the Securities and Exchange Commission on June 15, 2004

Registration Number 333-106745

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPUTER HORIZONS CORP.
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	13-2638902 (I.R.S. Employer) Identification No.)
49 Old Bloomfield Avenue Mountain Lakes, New Jersey 07046-1495 (973) 299-4000 (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

William J. Murphy
Chief Executive Officer
Computer Horizons Corp.
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495
(973) 299-4000
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Arlene E. Mirsky, Esq.
Jeffrey J. Fessler, Esq.
Sills Cummis Epstein & Gross, P.C.
One Riverfront Plaza
Newark, New Jersey 07102-5400

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the Securities and Exchange Commission relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

PROSPECTUS

Subject to Completion, Dated June 15, 2004

COMPUTER HORIZONS CORP.

RESCISSION OFFER

658,996 Shares of Common Stock

The Company:

  •
  We are a strategic human capital management and professional services company with more than thirty-six years of experience, specifically in information technology.

  •
  Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495, (973) 299-4000

Symbol and Market:

  •
  CHRZ/Nasdaq National Market

  •
  On June 10, 2004, the last reported sale price for our common stock on The Nasdaq National Market was $3.70 per share.

The Rescission Offer:

  •
  We are offering to repurchase 658,996 shares of our common stock from persons who purchased those shares under our Employee Stock Purchase Plan during the period from April, 2001 through January, 2003.

  •
  The repurchase price for the shares subject to our rescission offer ranges from $2.35 to $3.30 per share, depending on the price paid by the offeree. The aggregate purchase price, excluding interest, estimated to be payable if the rescission offer is accepted in full is approximately $1.8 million.

  •
  Expiration Date: July     , 2004.

        Our stock involves risk. See "Risk Factors" beginning on Page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

The date of this Prospectus is June     , 2004.

TABLE OF CONTENTS

About this Prospectus	2
Forward-Looking Statements	2
Questions and Answers about our Rescission Offer	3
The Company	7
Recent Developments	7
Risk Factors	9
Use of Proceeds	16
Our Rescission Offer	17
Where You Can Find More Information	32
Incorporation by Reference	33
Experts	33

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document.

        Unless the context otherwise requires, references in this prospectus to "we," "us" and "our" refer to Computer Horizons Corp. and its direct and indirect subsidiaries. To understand this offering fully, you should read this entire document carefully, as well as the documents identified in the section titled "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors on which such statements are based are assumptions concerning the anticipated growth of the information technology industry, the continued need of current and prospective customers for the our services, the availability of qualified professional staff, and price and wage inflation.

QUESTIONS AND ANSWERS ABOUT OUR RESCISSION OFFER

Q:
Why are you making the rescission offer?

A:
The sale of shares covered by this rescission offer in connection with the purchase of shares under our Employee Stock Purchase Plan during the period from April, 2001 through January, 2003 may not have complied with the Securities Act of 1933 because those stock sales were not registered under federal securities law and did not qualify for an exemption from registration. In addition, such stock sales may not have qualified for any exemption from qualification or registration under the securities laws of Arizona, California, Colorado, Connecticut, Florida, Georgia, Iowa, Illinois, Indiana, Kentucky, Massachusetts, Michigan, Minnesota, North Carolina, New Jersey, New York, Ohio, Pennsylvania, Tennessee, Texas and Virginia. The rescission offer is intended to address these federal and state compliance issues by allowing holders of shares covered by the rescission offer to sell those securities back to us.

Q:
What will I receive if I accept the rescission offer?

A:
If you accept our rescission offer, we will repurchase the shares you hold that are subject to the rescission offer at the price per share you paid to us plus interest from the date of purchase of the shares until the rescission offer expires, at the current statutory rate per year mandated by the state in which the shares were purchased by you.

Q:
When does the rescission offer expire?

A:
Our rescission offer expires on July     , 2004.

Q:
What do I need to do now to accept the rescission offer?

A:
You should complete, sign and date the accompanying Rescission Election Form and return it to us, together with your stock certificates for the shares you want us to repurchase, if such stock certificates are physically held by you, in the enclosed return envelope prior to the expiration date. If stock certificates are not physically held by you, only return the completed, signed and dated Rescission Election Form to us.

Q:
What happens if I don't return my Rescission Election Form?

A:
If you do not return your Rescission Election Form before the expiration date of our rescission offer, you will be deemed to have rejected our offer.

Q:
What will happen if I affirmatively reject or fail to accept the rescission offer before the expiration date?

A:
If you affirmatively reject or fail to accept the rescission offer, you will retain ownership of the shares you received and will not receive any cash for those securities. The shares subject to the rescission offer held by persons who affirmatively reject or fail to accept the rescission offer before the expiration date offer will, for purposes of applicable federal and state securities law, be registered securities as of the expiration date of the rescission offer and, unless held by persons who may be deemed to be "affiliates" of us, will be freely tradable in the public market at such time. Those shares held by our affiliates will be subject to certain restrictions on resale provided in Rule 144 under the Securities Act of 1933.

  If you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not your federal right of rescission will remain preserved. The staff of the Securities and Exchange Commission takes the position that a person's federal right of rescission may survive the rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitation for non-compliance with the requirement to register securities under the Securities Act of 1933 is one year. The state remedies and statutes of limitation vary and depend upon the state in which the shares were purchased by you. The following is a summary of the statute of limitations and the effect of the rescission offer for the states in which the shares covered by this rescission offer were sold. This summary is not complete. For a more detailed description of the various states rescission laws, see "Our Rescission Offer—Effect of Rescission Offer."

State	Statute of Limitations	Effect of Rescission Offer
Arizona	One year after non-compliance	If not accepted, you retain your right of rescission unless statute of limitation has expired.
California	Earlier of two years after non-compliance or one year after discovery of facts constituting such non-compliance	If not accepted, you no longer have any right of rescission under California law.
Colorado	Two years after date of contract for the sale of securities
If not accepted, you no longer have any right of rescission under Colorado law unless rescission offer is received by you prior to commencing suit, you no longer own the security and you reject the offer in writing within 30 days of receipt.
Connecticut	Two years after date of contract for the sale of securities
If not accepted, you no longer have any right of rescission under Connecticut law unless rescission offer is received by you prior to commencing suit, you no longer own the security and you reject the offer in writing within 30 days of receipt.
Florida	Four years after non-compliance	If not accepted, you no longer have any right of rescission under Florida law.
Georgia	Two years after date of contract for the sale of securities	If not accepted, you no longer have any right of rescission under Georgia law.
Illinois	Generally, three years after non-compliance	If not accepted, you no longer have any right of rescission under Illinois law
Indiana	Three years after discovery of non-compliance
If not accepted, you no longer have any right of rescission under Indiana law unless rescission offer is received by you prior to commencing suit, you no longer own the security and you reject the offer in writing within 30 days of receipt.

State	Statute of Limitations	Effect of Rescission Offer
Iowa	Two years after non-compliance occurred	If not accepted, you no longer have any right of rescission under Iowa law
Kentucky	Three years after non-compliance occurred
If not accepted, you no longer have any right of rescission under Kentucky law unless rescission offer is received by you prior to commencing suit, you no longer own the security and you reject the offer in writing within 30 days of receipt.
Massachusetts	Four years after discovery of non-compliance	If not accepted, you no longer have any right of rescission under Massachusetts law.
Michigan	Two years after date of contract for the sale of securities	If not accepted, you no longer have any right of rescission under Michigan law
Minnesota	Three years after non-compliance.	If not accepted, you no longer have any right of rescission under Minnesota law
New Jersey	Two years after non-compliance occurred or more than two years after the time when the person aggrieved knew or should have known the cause of action existed whichever is later.
If not accepted, you no longer have any right of rescission under New Jersey law unless rescission offer is received by you prior to commencing suit, you no longer own the security and you reject the offer in writing within 30 days of receipt.
New York	No right of rescission under New York law
North Carolina	Two years after the sale or the date of the contract of sale of securities
If not accepted, you no longer have any right of rescission under North Carolina law unless rescission offer is received by you prior to commencing suit, you no longer own the security and you reject the offer in writing within 30 days of receipt.

State	Statute of Limitations	Effect of Rescission Offer
Ohio	Two years after purchaser knew or had reason to know of the facts by reason of which there was non-compliance or more than four years from date of sale or contract of sale, whichever is shorter.	If not accepted, you no longer have any right of rescission under Ohio law.
Pennsylvania	Two years after non-compliance or one year after purchaser receives notice or should have known of the facts constituting such violation, whichever shall first expire.	If not accepted you no longer have any right of rescission under Pennsylvania law.
Tennessee	Five years after non-compliance or two years after discovery of facts constituting non-compliance or after discovery should have been made, whichever first expires.
Texas	Three years after sale or one year after rejecting a rescission offer meeting requirements of the Texas Securities Act of 1957.
Virginia	Two years after non-compliance.	If not accepted, you no longer have any right of rescission under Virginia law.

          If the shares were issued to you in a foreign country, we believe that the only applicable rescission rights you have under applicable U.S. law are those under federal securities laws. As previously stated, the staff of the Securities and Exchange Commission takes the position that a person's federal right of rescission may survive the rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitation for non-compliance with the requirement to register securities under the Securities Act of 1933 is one year.

          The above discussions do not relate to the antifraud provisions of applicable federal and state securities laws or rights under common law or equity. We urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.

Q:
Can I change my mind after I have mailed my signed Rescission Election Form?

A:
Yes. You can change your decision about accepting or rejecting our rescission offer at any time before the expiration date. You can do this by completing and submitting a new Rescission Election Form.

Q:
Who can help answer my questions?

A:
You can call either David Corcoran at (973) 299-4058 or Susan Muller at (973) 299-4085 with any questions about the rescission offer.

THE COMPANY

        We are a strategic human capital management and professional services company with more than thirty-six years of experience, specifically in information technology. As a systems integration and managed services company, we enable companies to maximize technology investments. By leveraging our IT services' business and proprietary technology through Chimes, our wholly-owned subsidiary, we are enabling our Global 2000 customer base which according to Forbes magazine, represents the biggest and most important companies, as measured by sales, profits, assets and market value, to align and integrate business planning with human resource management across an enterprise's business functions.

        We market solutions to existing and potential clients with the objective of becoming a preferred provider of comprehensive information technology services and solutions for such clients. We believe that the range of services and solutions that we offer, combined with our proprietary Chimes technology, provides us with competitive advantages in the information technology marketplace.

        Our clients primarily are Global 2000 companies with significant information technology budgets and recurring staffing needs. In 2002, we provided information technology services to 905 clients. During 2002, our largest client accounted for 6% of our consolidated revenues. We offer our clients a broad range of business and technical services as an outsourcer and systems integrator capable of providing complex total solutions. This total solutions approach comprises proprietary software and tools, proven processes and methodologies, tested project management practices and resource management and procurement programs.

        Our principal executive offices are located at 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495, and our telephone number is (973) 299-4000.

RECENT DEVELOPMENTS

        On April 15, 2003, we received an unsolicited proposal from Aquent, LLC, a privately held professional services firm, to acquire all of our common stock for $5.00 per share in cash, subject to a number of conditions. On the same date, Aquent announced its intention to solicit proxies to elect two individuals to Computer Horizons Board of Directors. In addition, Aquent announced its intention to solicit proxies to amend our by-laws to authorize shareholders who own 10% or more of our outstanding stock to call a special meeting of shareholders. On May 2, 2003, our Board of Directors announced that after a thorough review, the Aquent purported offer was inadequate and not in the best interest of all of its shareholders.

        On May 14, 2003, we held our Annual Meeting and, according to the shareholder vote certified by the inspectors of election, seated four incumbent directors and two directors proposed by Aquent. In addition, the shareholders approved, among other things, an amendment to our by-laws permitting shareholders holding 10% or more of our stock to call a special meeting of shareholders.

        On May 27, 2003, we brought an action in the Supreme Court of the State of New York, New York County, seeking an order invalidating votes for directors Karl Meyer and Robert Trevisani cast at the Annual Meeting by stockholders of record who sold their shares between the record date and the date of the Annual Meeting. The court in the New York action denied temporary restraints but on June 11, 2003, deferred ruling on our application for preliminary injunctive relief pending discovery and trial.

        On or about June 2, 2003, Aquent LLC filed a counterclaim in the United States District Court for the State of New Jersey against us and William J. Murphy, our President and Chief Executive Officer, alleging breaches of fiduciary duty and seeking to enjoin us from delaying the continuation of the Annual Meeting—at which the certified election results would be accepted—or otherwise interfering with the seating of the newly elected directors. Aquent also sought attorneys' fees and costs.

On or about June 20, 2003, Aquent filed an amended counterclaim in the New Jersey action, alleging breach of the duty of care and the duty of loyalty, waste of corporate assets, and violation of the proxy rules under Section 14(a) of the Securities Exchange Act of 1934 and seeks attorneys' fees and costs. We have filed an answer denying Aquent's allegations.

        On or about July 15, 2003, Aquent filed an Order to Show Cause in the United States District Court for the State of New Jersey, challenging an amendment to our by-laws the Board of Directors adopted on June 30, 2003. The by-law amendment specifies (a) that any request for a special meeting of shareholders must set a date for the meeting not fewer than seventy-five (75) nor more than ninety (90) days after the date on which the request is received; (b) that any such request shall be ineffective, and any special meeting cancelled, if the shareholder(s) who sign the request is/are not the holder(s) of the beneficial interest of 10% or more of our issued and outstanding shares on each of the following dates: the date such request is mailed; the record date for the meeting (to be fixed by the Board within five business days after the receipt of the request); and the date of the meeting; and (c) that any such request for a special meeting shall be or become ineffective, and any meeting called or noticed pursuant thereto shall be cancelled, if such request or any solicitation therefore is not made in compliance with applicable law. The court took testimony on August 7, 2003 and additional briefs on the issues have been submitted by both parties.

        On November 19, 2003, Aquent announced that its proposal to acquire Computer Horizons was no longer in its best interests. On December 12, 2003, we entered into a settlement agreement with Aquent which contemplates dismissing all pending litigation between the parties. As part of the settlement, we agreed to modify our June 30, 2003 by-law amendment regarding special meeting procedures by, among other things, reducing from 75 to 50 the minimum number of days between the time a 10 percent or more shareholder requests a special meeting of shareholders and the date of that meeting. In addition, Aquent entered into a standstill agreement pursuant to which, for a period of one year, it agreed not to request a special meeting of our shareholders for any purpose, or nominate anyone to serve as a member on our Board of Directors, or engage in any proxy solicitation of our shareholders.

        On July 8, 2003, we acquired all of the stock of privately-held RGII Technologies, Inc., or RGII. The purchase price was approximately $22.1 million including an up-front cash payment, acquisition expenses, working capital adjustment and the payoff of a note payable of $1.5 million. In addition we paid off a RGII $665,000 note and line of credit of approximately $2 million. In addition, the seller may be entitled to a contingent payment based on RGII's performance against profitability objectives over the next three years. The contingent payments are evidenced by a contingent note with a face value of $10 million which is payable over three years if certain financial performance objectives are met. These financial performance objectives are based on earnings before interest and taxes, or EBIT, targets totaling $19.8 million over a three year period. There are no minimum or maximum payment obligations under the terms of the contingent note. The contingent payment will be reduced on a dollar-for-dollar basis for financial performance below EBIT targets and increased by $0.29 for each dollar exceeding EBIT targets. We also entered into employment agreements with the former shareholder and key employees of RGII and have agreed to issue over a three-year period an aggregate of 600,000 options to purchase shares of our stock.

        On April 1, 2004, we announced that our subsidiary, RGII, acquired all of the common stock of privately-held Automated Information Management, Inc., or AIM, a provider of information technology, engineering and logistics support solutions to the federal government, for approximately $13.7 million in cash plus an estimated adjustment to purchase price for excess working capital of approximately $2.0 million.

        We do not believe any of these recent developments will have a material adverse effect on those shareholders who are covered by this rescission offer.

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making a decision to accept or reject our rescission offer. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected.

Risks related to our business

        Our revenues have declined and our operating loss has increased because demand for our IT services has weakened significantly, and demand will likely remain weak because of the current economic climate.

        Our revenues are affected by the level of business activity of our customers, which is driven by the level of economic activity in the industries and markets we serve. Consequently, the current economic downturn and uncertainty has significantly hurt our revenues, specifically revenue from IT services, and results of operations. For the years ended December 31, 2003 and 2002, IT services revenue decreased to $133.1 million from $201.3 million, respectively, a decrease of $68.2 million, or 33.9%. For the years ended December 31, 2003 and 2002, IT services operating loss increased to $4.1 million from $2.2 million, respectively, an increase of $1.9 million, or 86.4%. As long as this uncertainty remains, we believe that demand for our IT services will remain diminished. We cannot predict when the economic climate will significantly improve. When the economic climate does improve, we cannot predict whether and to what extent demand for our IT services will improve.

        The current trend of companies moving technology jobs and projects offshore has caused and could continue to cause our revenues to decline.

        In the past few years, more companies are using or considering to use low cost offshore outsourcing centers, particularly in India, to perform technology related work and projects. This trend has contributed to the decline in domestic IT staff augmentation revenue as well as on-site solutions oriented projects. We now have our own outsourcing centers in India and Canada to compete for this business, but this new business has not been sufficient to offset the revenue decline. Additionally, the equivalent amount of work in low cost centers will generate substantially less revenue due to the lower billing rates that are charged in these offshore outsourcing centers.

        Our quarterly operating results have varied, and are likely to continue to vary significantly. This may result in volatility in the market price of our common stock.

        Our quarterly revenues and operating results have varied in the past and are likely to vary significantly from quarter to quarter. This may lead to volatility in our share price. Some other factors that may cause the market price of our common stock to fluctuate substantially, include:

  •
  the failure to be awarded a significant project on which we have bid;

  •
  the termination by a client of a material project or the decision by a client not to proceed to the stage of a project anticipated by us;

  •
  announcement of new services by us or our competitors;

  •
  announcement of acquisitions or other significant transactions by us or our competitors;

  •
  changes in or failure to meet earnings estimates by securities analysts;

  •
  sales of common stock by us or our existing stockholders or the perception that such sales may occur;

  •
  adverse judgments or settlements obligating us to pay liabilities;

  •
  changes in management; and

  •
  general economic conditions and overall stock market volatility.

        The failure to be successful in retaining existing and future highly-skilled technical personnel and attracting a sufficient number of IT professionals and project managers could adversely affect our business.

        Our business is labor intensive and depends to a large extent on our ability to attract, train, motivate and retain highly-skilled IT professionals and project managers. Our ability to win and retain new business is significantly affected by client relationships and the quality of service rendered. The loss of key IT professionals and project managers may jeopardize existing client relationships with businesses that continue to use our services based upon past relationships with key IT professionals and project managers.

        We derive a significant portion of our revenues from a limited number of large clients and the loss of any large client could have an adverse effect on our business.

        We have derived, and believe we will continue to derive, a significant portion of our revenues from a limited number of large clients. For the years ended December 31, 2003, 2002 and 2001, our ten largest clients accounted for approximately 38%, 38% and 30% of our revenues, respectively. The loss of any large client could have an adverse effect on our business, results of operations and financial condition. Prior to our acquisition of RGII in July 2003, approximately 52% of RGII's revenues were derived from restricted contracts (minority based contracts, etc.). These contracts may be terminated pursuant to the Federal government's rights under the Federal Acquisition Regulations. In addition, as a result of our acquisition of RGII, RGII will not be eligible to compete for these types of contracts in the future and will have to replace this revenue stream with new contracts. If these contracts are terminated or we are not able to enter into new contracts on acceptable terms, our business could be adversely affected.

        Changes in federal government programs and requirements, or budgetary changes affecting federal government spending in specific agencies we contract with, or changes in fiscal policies or available funding, may adversely affect our results of operations.

        RGII receives substantially all its revenue from the Federal government. For the year ended December 31, 2003, we received approximately 7% of our total revenue from RGII. Changes in federal government programs and requirements or budgetary changes resulting in less federal government spending in specific government agencies we contract with or changes in fiscal policies or available funding may result in significant changes in RGII's revenues which may adversely affect our results of operations.

        Certain projects performed by RGII and AIM are subject to Defense Contract Audit Agency audits and compliance with government cost accounting standards. The results of such audits may result in adjustments to RGII's and/or AIM's reported financial results.

        RGII and AIM have entered into cost reimbursable type contracts with the U.S. Government. Consequently, RGII and AIM are reimbursed based upon direct expenses attributable to the contract plus a percentage based upon indirect expenses. The indirect rates are estimated. Accordingly, if the actual rates as determined by the Defense Contract Audit Agency, or DCCA, are below the estimated rates, a refund for the difference will be due to the U.S. Government. A significant refund due to the U.S. Government may adversely affect our results of operations. We believe that DCAA has completed their incurred cost audits for all fiscal years through December 31, 2001.

        We face competition from a number of existing competitors, as well as potential new competitors, which could result in loss of market share and adversely affect our business.

        The markets for our services are highly competitive. We compete with large providers of IT staffing services including Cap Gemini and MPS Group, Inc. In addition, we compete for staffing projects with the information systems groups of our prospective clients. In our solutions business, we compete with consulting and system integration firms, including Analysts International Corporation, Accenture, Bearingpoint, CIBER, Inc., Computer Sciences Corporation, Computer Task Group, Electronic Data Systems Corp., IBM Corp. and Keane, Inc. We also compete in the IT solutions market with vendors of application software. There are relatively low barriers to entry in the markets we compete in and we have faced and expect to continue to face, additional competition from other established and emerging companies. Increased competition may result in greater pricing pressure which could have an adverse effect on our business, results of operations and financial condition.

        Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than us. As a result, they may be able to respond more quickly to new or emerging technologies and changes in clients' requirements, or to devote greater resources to the development, promotion, sale and support of their services and products. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services or products to address the staffing and solution needs of our prospective clients. Accordingly, it is possible that new competitors, alliances among competitors or alliances between competitors and third parties may emerge and acquire significant market share. If this were to occur, it could have an adverse effect on our business, results of operations and financial condition.

        The introduction of competitive IT solutions embodying new technologies and the emergence of new industry standards may render our existing IT solutions or underlying technologies obsolete or unmarketable which could have an adverse effect on our business.

        The IT solutions industry is characterized by rapid technological change, changing client requirements and new service and product introductions. The introduction of competitive IT solutions embodying new technologies and the emergence of new industry standards may render our existing IT solutions or underlying technologies obsolete or unmarketable. As a result, we are dependent in large part upon our ability to develop new IT solutions that address the increasingly sophisticated needs of our clients, keep pace with new competitive service and product offerings and emerging industry standards and achieve broad market acceptance. Our business will be adversely affected if we are not successful in developing and marketing new IT solutions that respond to technological change, changing client requirements or evolving industry standards.

        Some of our services are offered on a fixed-price basis. Our failure to estimate accurately the resources and time required for a project or our failure to complete our contractual obligations within the time frame committed could have an adverse effect on our business.

        We offer some of our services on a fixed-price rather than on a time and materials or best efforts basis. Under the terms of these contracts we bear the risk of cost overruns and inflation in connection with these projects. In the event we fail to estimate accurately the resources and time required for a project or we fail to complete our contractual obligations within the time frame committed, our business, operating results and financial condition could be adversely affected.

        Our strategy includes the pursuit of strategic acquisitions which present many risks and may have an adverse effect on our business in the event we do not realize the financial and strategic goals that were contemplated at the time of the transaction.

        As part of our strategy, we pursue strategic acquisitions. On July 8, 2003, we purchased all of the capital stock of RGII, a federal IT services company and on April 1, 2004, RGII purchased all of the common stock of AIM, a provider of information technology, engineering and logistics support solutions to the federal government. Some of the risks we face in completing acquisitions similar to the RGII and AIM transactions are:

  •
  difficulties integrating new operations, technology and personnel into our operations;

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  loss of significant clients acquired;

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  loss of key management and technical personnel acquired;

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  assumption of unanticipated legal or other financial liabilities;

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  unanticipated operating, accounting or management difficulties in connection with the acquired entities; and

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  diversion of management attention from other business concerns.

        These difficulties could disrupt our ongoing business and increase our expenses. Any acquisition, depending on its size, could result in the use of a significant portion of our cash, or if the acquisition is made utilizing our securities, could result in significant dilution to our shareholders. Furthermore, there can be no assurance that any acquired service capacity or technology will gain acceptance in our markets. Each of these results could adversely affect our business, results of operations, financial condition and the price of our common stock.

        Our international operations subject us to additional risks that can adversely affect our operating results.

        Our international operations, which comprised 10.5% of consolidated revenues as of December 31, 2003, depend greatly upon business, immigration and technology transfer laws in those countries and upon the continued development of technology infrastructure. As a result, our business is subject to the risks generally associated with non-U.S. operations including:

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  unexpected changes in regulatory environments;

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  the costs and difficulties relating to geographically diverse operations;

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  differences in, and uncertainties arising from changes in, foreign business culture and practices;

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  fluctuations in currency exchange rates;

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  restrictions on the movement of cash;

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  longer accounts receivable payment cycles and greater difficulties in collecting accounts receivable;

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  potential foreign tax consequences, including the impact of repatriation of earnings, tariffs and other trade barriers; and

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  political unrest and changing conditions in countries in which our services are provided or facilities are located.

        If any of these factors were to render the conduct of business in a particular country undesirable or impracticable, there could be an adverse effect on our business, operating results and financial condition.

        If we fail to protect our intellectual property rights, competitors may be able to use our technology and this could weaken our competitive position, reduce our revenue and increase costs.

        We rely primarily upon a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual arrangements to protect our proprietary rights. The steps we have taken to protect our proprietary rights may not prevent misappropriation of or proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in litigation to enforce our rights.

        Third parties could assert that our services infringe their intellectual property rights, which if successful, could harm our business.

        Third parties may assert trademark, copyright, patent and other types of infringement or unfair competition claims against us. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, loss of access to, and use of software and diversion of technical and management personnel. As a result of such dispute, we may have to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could harm our business.

        In the event of a failure in a client's computer system, a claim for substantial damages may be made against us regardless of our responsibility for the failure, which if successful, could adversely affect our business.

        Much of our business involves projects that are critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Limitations of liability set forth in our service contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. We do maintain general liability insurance, including coverage for errors and omissions, however, we may not be able to avoid significant claims and attendant publicity. Furthermore, there can be no assurance that our insurance coverage will be adequate or that coverage will remain available at acceptable costs. Successful claims brought against us in excess of our insurance coverage could have an adverse effect on our business, operating results and financial condition.

        As a provider of staffing services, there are risks associated with placing our employees (and independent contractors) at our clients' businesses, which could result in costly and time-consuming litigation.

        We could be subject to liability if any of the following risks associated with placing our employees (and independent contractors) at our clients' businesses occurs:

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  possible claims of discrimination and harassment;

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  liabilities for errors and omissions by our employees (and independent contractors);

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  misuse of client proprietary information or intellectual property;

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  injury to client employees;

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  misappropriation of client property;

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  other criminal activity; and

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  torts and other similar claims.

        Any claims made against us could result in costly and time-consuming litigation. In addition, under some circumstances, we may be held responsible for the actions of persons not under our direct control.

        We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Computer Horizons or limit the price investors might be willing to pay for our stock.

        Certain provisions of our Certificate of Incorporation and Bylaws could make a merger or tender offer involving us more difficult, even if such events would be beneficial to the interests of the stockholders. These provisions include adoption of a Preferred Shares Rights Agreement, commonly known as a "poison pill" and giving our board the ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without stockholder approval. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

        The above factors and certain provisions of the New York Business Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in the control or management of Computer Horizons, including transactions in which our stockholders might otherwise receive a premium over the fair market value of our common stock.

Risks related to this rescission offer

        We may continue to have potential liability even after this rescission offer is made due to our issuances of securities in violation of securities laws.

        From April 2001 through January 2003, the sale of shares of our common stock pursuant to our Employee Stock Purchase Plan were not exempt from registration or qualification under federal securities laws. As a result, we may have failed to comply with the registration or qualification requirements of federal and applicable state securities laws because we did not register or qualify these stock issuances under either federal or applicable state securities laws.

        As a result we are making this rescission offer to all those persons who purchased shares of common stock pursuant to the Employee Stock Purchase Plan during the affected periods. The rescission offer is being made pursuant to a registration statement filed under the Securities Act and pursuant to applicable state securities laws. In this rescission offer, we are offering to repurchase the shares subject to our rescission offer for the price paid per share plus interest from the date of purchase until the rescission offer expires, at the current statutory rate per year mandated by the state in which the shares were purchased. The rescission offer will expire approximately 30 days after the effective date of the registration statement filed with this prospectus. Assuming all of the shares subject to the rescission offer are tendered in the rescission offer, the aggregate purchase price, excluding interest is estimated to be approximately $1.8 million.

        The Securities Act does not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock which was not registered under the Securities Act as required. Accordingly, should any offerees reject the rescission offer, we may continue to be potentially liable under the Securities Act for the purchase price of their shares which were not issued in compliance with the Securities Act or applicable state securities laws.

        Your federal right of rescission may not survive if you affirmatively reject or fail to accept the rescission offer.

        If you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not your federal right of rescission will remain preserved. The staff of the Securities and Exchange Commission takes the position that a person's federal right of rescission may survive the rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief.

        Our common stock price is volatile, which could result in substantial losses for individual stockholders.

        The market prices of IT services related stocks, including our common stock have been volatile and we expect that they will continue to be volatile. In particular, our common stock may be subject to significant fluctuations in response to a variety of factors, including but not limited to:

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  general economic conditions;

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  actual or anticipated variations in quarterly operating results;

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  failure to meet analyst predictions and projections;

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  announcements of technological innovations or new services by us or our competitors;

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  changing market conditions in the IT services industry;

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  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

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  additions or departures of key personnel;

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  our sales of common stock or other securities in the future; and

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  other events or factors, many of which are beyond our control.

        Due to these factors, you may not be able to sell your stock at or above the price you paid for it, which could result in substantial losses.

        Substantial sales of our common stock could cause our stock price to fall.

        If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

USE OF PROCEEDS

        We will not receive any proceeds from the rescission offer.

OUR RESCISSION OFFER

Background

        From April, 2001 through January, 2003 we sold 658,996 shares of our common stock pursuant to our Employee Stock Purchase Plan at prices ranging from $2.35 to $3.30 per share. These stock sales may not have been exempt from registration or qualification under federal and applicable state securities laws discussed below. As a result, we may have failed to comply with the registration or qualification requirements of federal and applicable state securities laws because we did not register or qualify these stock issuances under either federal or applicable state securities laws. We used the proceeds from these sales for general corporate purposes. Approximately 400 of our shareholders will receive the rescission offer. Our directors did not participate in the Employee Stock Purchase Plan and therefore are not eligible to participate in the rescission offer. Our executive officers who participated in the Employee Stock Purchase Plan do not intend to participate in the rescission offer.

        Generally, the statute of limitations for non-compliance with the requirement to register securities under the Securities Act of 1933 is one year. Accordingly, the shares that were purchased pursuant to our Employee Stock Purchase Plan during the prior 12 months and before the effectiveness of our registration statement on Form S-8 filed on March 28, 2003 are subject to rescission under federal securities laws.

Rescission Offer and Price

        Because the sale of our common stock through the Employee Stock Purchase Plan, as described above, did not comply with federal and in some cases, state securities laws, the purchasers of those shares may be able to assert claims against us. In an effort to reduce the risk of claims being made against us in the future or if made, the amount of potential liability, we are offering to rescind the purchase of these shares. Our rescission offer is not a waiver by us of any applicable statutes of limitations. If our rescission offer is accepted in full, the aggregate purchase price, excluding interest is estimated to be approximately $1.8 million. In the event the rescission offer is accepted in full or in part, we do not believe our business or financial condition would be materially adversely affected. In addition, we do not believe a partial acceptance would have a material impact on the market value of our remaining securities.

        If you accept our rescission offer, we will repurchase any shares that you purchased and that are subject to the rescission offer (regardless of whether you subsequently sold the shares) at the price per share you paid to us plus interest from the date of purchase by you to the expiration date of the rescission offer, at the current statutory rate per year mandated by the state in which the shares were purchased by you (less any amounts received if you have sold the shares). Federal law does not mandate that interest be paid in this offer nor does it provide a specific interest rate to be used in connection with the calculation of the rescission price. However, most states require interest be paid in connection with offerings comparable to our rescission offer at defined statutory rates. Depending on the state in which the shares were purchased by you, you will be entitled to receive interest at the following annual rate:

        10% in Arizona or Tennessee; 8% in Colorado, Connecticut, Illinois, Indiana or Kentucky; 7.5% in Florida or New Jersey; 7% in California; 6% in Georgia, Massachusetts, Michigan, Minnesota, Pennsylvania, Texas or Virginia; and 5% in Iowa.

        For rescission offerees who reside in states in which less than 5 rescission offerees reside, we have elected to pay interest to such rescission offerees at the same rate as if such shares had been purchased in New Jersey.

        While no assurance can be given as to the level at which the common stock will trade in the future, persons entitled to our rescission offer should consider that on June 10, 2004, the closing sale price for our common stock was $3.70 per share. Persons entitled to our rescission offer are urged to obtain current quotations of the market price of our common stock on The Nasdaq Stock Market, Inc. (Symbol: CHRZ).

        Based upon the purchase price and number of shares purchased through the plan since April, 2001, the payment which would be received with respect to a significant portion of the shares would be less than $3.70 per share (the last sale price of our common stock as reported by the Nasdaq National Market on June 10, 2004). As a result, a significant number of the holders of the shares may be able to sell their shares in the open market at prices higher than the price we are offering to pay in this rescission offer and we therefore expect that many recipients of this offer will not elect rescission. To the extent that a recipient of this offer purchased shares of common stock through the Employee Stock Purchase Plan at less than the current market price, the decision to elect rescission should be carefully considered.

        For those persons that elect to accept our rescission offer and who currently own shares of our common stock which had been acquired pursuant to our Employee Stock Purchase Plan during the period from April, 2001 through January, 2003, we will repurchase the shares subject to our rescission offer for the price paid per share plus interest at the current statutory rate per year mandated by the state in which the shares were purchased by you.

        In addition, we will pay to each person who has previously sold one or more shares of our common stock which had been acquired through our Employee Stock Purchase Plan during the period from April, 2001 through January, 2003, and who elects to accept our rescission offer, an amount for each share equal to the price paid per share plus interest at the current statutory rate per year mandated by the state in which the shares were purchased by you (less any amounts received if you have sold the shares).

Acceptance

        You may accept our rescission offer, either in whole or in part by:

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  completing and signing the Rescission Election Form accompanying this prospectus, and

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  delivering the certificates representing the shares being repurchased to us on or before the close of business on July     , 2004.

        All acceptances of the rescission offer will be deemed to be effective on the expiration date of the rescission offer. Unless you accept the rescission offer before the expiration date, your right to accept the rescission offer will terminate. You can revoke your acceptance or rejection of our rescission offer prior to the expiration date. You can do this by completing and submitting a new Rescission Election Form that is received by us prior to the expiration date.

        Persons that have already sold shares subject to our rescission offer must enclose with the Rescission Election Form proof reasonably satisfactory to us evidencing the bona fide sale of such shares to a third party, including the sale price for such shares. Satisfactory proof of the sale price of such shares may take the form of a canceled check or a receipt from the broker, dealer or other person conducting such sale. The sale price may have been paid in either cash or property. If the sale price was paid in property, the price will be deemed to be the fair market value of such property at the time of the sale. If the proof of the sale price is not reasonably satisfactory to us, we may require additional proof. In addition, we may require evidence that any sale of such shares was a bona fide transfer to a third party. Finally, we may require that an improperly completed Rescission Election Form be properly completed and returned to us.

        Payment for securities as to which the rescission offer has been accepted will be made within five business days after the expiration date.

Other Terms and Conditions

        We have not retained nor do we intend to retain any person to make solicitations or recommendations to you in connection with our rescission offer.

        Unless extended by us, our rescission offer will expire at 5:00 p.m., Eastern daylight time, July     , 2004.

        If a Rescission Election Form fully completed and executed in pertinent part is not received by the expiration date from those persons actually receiving notice of the rescission offer through this prospectus, the rescission offer will be deemed to have been rejected by such offerees.

        Neither we nor our officers or directors may make any recommendations to you with respect to our rescission offer. We urge you to read this prospectus carefully and to make an independent evaluation with respect to the rescission offer.

        If you decide to accept our rescission offer and intend to use the mail to return your stock certificates to us, we recommend that you use insured registered mail, return receipt requested.

Effect of Rescission Offer

        We believe that your acceptance of the rescission offer will, under general theories of estoppel, preclude you from later seeking similar relief, and we are unaware of any federal or state case law to the contrary. However, we urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.

        If you affirmatively reject or fail to accept our rescission offer, you will retain ownership of the shares you received and will not receive any cash for those shares. In addition, the shares subject to the rescission offer held by persons who affirmatively reject or fail to accept the rescission offer before the expiration date of the offer will, for purposes of applicable federal and state securities law, be registered securities as of the expiration date of the rescission offer and, unless held by persons who may be deemed to be "affiliates" of us, will be freely tradable in the public market at such time. Those shares held by our affiliates will be subject to certain restrictions on resale provided in Rule 144 under the Securities Act of 1933.

        It is unclear whether the rescission offer will terminate our liability, if any, for failure to register the issuance of the shares that are subject to the rescission offer with the Securities and Exchange Commission under the Securities Act of 1933. The staff of the Securities and Exchange Commission takes the position that a person's federal right of rescission may survive the rescission offer. Nevertheless, there have been certain instances in which a court has held that non-acceptance of a rescission offer terminated a company's liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our rescission offer. Generally, the statute of limitation for non-compliance with the requirement to register securities under the Securities Act of 1933 is one year. The state remedies and statutes of limitation vary and depend upon the state in which the shares were purchased by you.

ARIZONA

        Arizona law does not provide for voluntary rescission offers initiated by an issuer as a means of curing non-compliance with the requirement to register securities under the Arizona Securities Act. A purchaser may elect to void a sale or contract for sale of any securities in violation of the registration requirements of Arizona law, and may bring an action in a court of competent jurisdiction to recover the consideration paid for the securities, with interest (at 10% per year), taxable court costs and reasonable attorney fees, less the amount of any income received by dividend or otherwise from ownership of the securities, on tender of the securities purchased or the contract made, at any time prior to the one year anniversary of the non-compliance with the registration requirements.

        In addition, the Arizona Corporation Commission has the administrative authority to order a rescission offer. In that instance, the issuer must file the following materials with and receive prior approval from the Director of the Arizona Corporation Commission before distribution to the purchasers: (1) a written offer to repurchase stating in reasonable detail the facts out of which liability arose, including an offer of (a) cash (or other property as determined by the Arizona Corporation Commission) equal to the fair market value of the consideration paid (determined as of the date such purchase payment) or such lesser amount as shall be ordered by the Arizona Corporation Commission, together with (b) such amount or rate of interest as shall be ordered by the Arizona Corporation Commission for the period from the date of purchase payment to the date of repayment, less (c) the amount of any principal, interest, or other distributions received on the security for the period from the date of purchase payment to the date of repayment; (2) a prospectus and other documents making full written disclosure about the financial and business condition of the issuer and the financial and business risks associated with the retention of the securities and any such further information as the Arizona Corporation Commission may require; and (3) a statement that such offer may be accepted by the purchaser at any time within a specified period of not less than 30 days after the date of receipt thereof unless a shorter period of time is ordered by the Arizona Corporation Commission. The issuer must also provide financial statements prepared in accordance with applicable Arizona law, or other appropriate documentation, to the Director of the Arizona Corporation Commission demonstrating that the issuer has adequate funds to pay the rescission amount ordered to all eligible purchasers.

        It is unclear whether such administrative action by the Arizona Corporation Commission would be precluded by our rescission offer or any statute of limitation. However, even if such an action were instituted, we believe that our rescission offer complies in all material respects with the administrative requirements of the Arizona Corporation Commission.

CALIFORNIA

        Under California law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the California Corporate Securities Law of 1968. The purchaser may sue to recover the consideration paid for such securities with interest (at 7% per year), less the amount of any income received from ownership of the securities, upon the tender of such securities, at any time prior to the earlier of the two year anniversary of the non-compliance with the registration or qualification requirements or the one year anniversary of the discovery by the purchaser of the facts constituting such non-compliance.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the California Corporate Securities Law of 1968 by making a written rescission offer before suit is commenced by the purchaser, approved as to form by the California Commissioner of Corporations (1) stating the respect in which liability under the registration or qualification requirements may have arisen; (2) offering to repurchase the securities for a cash price payable upon delivery of the securities or offering to pay the purchaser an amount in cash equal in either case to the amount recoverable by the purchaser, or offering to rescind the transaction by putting the parties back in the same position as before the transaction; (3) providing that such offer may be accepted by the purchaser at any time within a specified period of not less than 30 days after the date of receipt of the offer unless rejected earlier during such period by the purchaser; (4) setting forth the provisions of the rescission offer requirements under the California Corporate Securities Law of 1968; and (5) containing such other information as the California Commissioner of Corporations may require by rule or order. If the purchaser fails to accept such offer in writing within the specified period of not less than 30 days after the date of receipt of the offer, that purchaser will no longer have any right of rescission under California law. The issuer must also file with the Commissioner of Corporations, in such form as the

Commissioner of Corporations by rule prescribes, an irrevocable consent appointing the Commissioner of Corporations or its successor in office to be such issuer's attorney to receive service of any lawful process in any non-criminal suit, action or proceeding against such issuer or its successor, which arises under California law after the consent has been filed, with the same force and validity as if served personally on the issuer filing the consent.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the California Commissioner of Corporations and have received a permit from the California Commissioner of Corporations to proceed with the rescission offer.

COLORADO

        Under Colorado law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Colorado Securities Act. The purchaser may sue to recover the consideration paid for such securities with interest (at 8% per year) from the date of the payment, costs and reasonable attorneys' fees, less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the two year anniversary of the date of the contract for sale of such securities.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Colorado Securities Act by making a written rescission offer at a time when the purchaser owns the security and before suit is commenced by the purchaser, to refund the consideration paid together with interest (at 8% per year) from the date of payment, less the amount of any income received on the security or to pay damages if the purchaser no longer owns the security (where damages are deemed to be the amount that would be recoverable upon a tender, less the value of the security when the purchaser disposed of it and interest (at 8% per year) from the date of disposition). If, at a time when the purchaser still owns the security, the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Colorado law. When the purchaser no longer owns the security, the purchaser shall no longer have any right of rescission under Colorado law unless the purchaser rejects the offer in writing within 30 days of its receipt. When the purchaser no longer owns the security, the purchaser shall no longer have any right of rescission under Colorado law unless the purchaser rejects the offer in writing within 30 days of its receipt.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Colorado Securities Act.

CONNECTICUT

        Under Connecticut law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Connecticut Uniform Securities Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities with interest (at 8% per year) from the date of the payment, costs and reasonable attorneys' fees, less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the two year anniversary of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Connecticut Uniform Securities Act by making a written rescission offer at a time when the purchaser owns the security and before suit is commenced by the purchaser, to refund the consideration paid together with interest (at 8% per year) from the date of payment, less the amount of any income received on the security. If, at a time when the purchaser still owns the security, the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Connecticut law. When the purchaser no longer owns the security, the purchaser shall no longer have any right of rescission under Connecticut law unless the purchaser rejects the offer in writing within 30 days of its receipt.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Connecticut Uniform Securities Act.

FLORIDA

        Under Florida law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Florida Securities and Investor Protection Act. The purchaser may sue to recover the consideration paid for such securities with interest (at the legal rate applicable each year, which has averaged 7.5% over the past two years) from the date of the payment and reasonable attorneys' fees, less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the four year anniversary of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Florida Securities and Investor Protection Act by making a written rescission offer at a time when the purchaser owns the security and before suit is commenced by the purchaser, to refund the consideration paid together with interest (at the legal rate applicable each year) from the date of payment or to pay damages if the purchaser no longer owns the security (where damages are deemed to be the amount equal to the difference between the amount paid for the securities and the amount received by the purchaser on the sale of the securities together with interest (at the legal rate applicable each year) from the date of disposition). If the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Florida law.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Florida Securities Act and Investor Protection Act.

GEORGIA

        Under Georgia law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Georgia Securities Act of 1973. The purchaser may sue in any court of competent jurisdiction to recover the consideration paid in cash (or the fair value of the consideration at the time it was paid if such consideration was not paid in cash) for such securities with interest (at 6% per year) from the date of payment to the date of repayment, less the amount of any income received on such securities, together with all taxable court costs and reasonable attorney's fees, upon the tender of the securities at any time before the entry of judgment, at any time prior to the two year anniversary of the contract for sale or sale, if there is no contract for sale.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Georgia Securities Act of 1973 by making a written rescission offer pursuant to an effective registration statement under the Georgia Securities Act of 1973, before suit is commenced by the purchaser, to repay in cash or by certified or official bank check, within 30 days from the date of acceptance of such offer in exchange for the securities, the fair value of the consideration paid (determined as of the date such payment was originally paid by the purchaser), together with interest (at 6% per year) on such amount for the period from the date of payment to the date of repayment, less the amount of any income received on the securities. If the purchaser fails to accept such offer within 30 days of its receipt, or if such offer was accepted and its terms were complied with by the issuer, that purchaser will no longer have any right of rescission under Georgia.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Georgia Securities Act of 1973 and that the registration statement filed with this prospectus satisfies the registration statement requirements of the Georgia Securities Act of 1973.

ILLINOIS

        Under Illinois law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Illinois Securities Law of 1953. The purchaser may sue to void the transaction and recover the consideration paid for such securities with interest (at 8% per year) from the date of the payment, less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the three year anniversary of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Illinois Securities Law by making a written rescission offer at a time when the purchaser owns the security and before suit is commenced by the purchaser, to refund the consideration paid together with interest (at 8% per year) from the date of payment or to pay damages if the purchaser no longer owns the security (where damages are deemed to be the amount equal to the difference between the amount paid for the security and the amount received by the purchaser on the sale of the security together with interest (at 8% per year) from the date of disposition). If the purchaser fails to accept such offer within the specified period of not more than fifteen days of receipt of the offer, that purchaser will no longer have any right of rescission under Illinois law.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Illinois Securities Law.

INDIANA

        Under Indiana law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Indiana Code. The purchaser may sue either at law or in equity to recover the consideration paid for such securities with interest (at 8% per year) from the date of the payment, costs and reasonable attorneys' fees, less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the three year anniversary of the discovery of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Indiana Code by making a written rescission offer at a time when the purchaser owns the security and before suit is commenced by the purchaser, to refund the consideration paid together with interest (at 8% per year) from the date of payment or to pay damages if the purchaser no longer owns the security (where damages are deemed to be the amount equal to the difference between the amount paid for the security and the amount received by the purchaser on the sale of the security together with interest (at 8% per year) from the date of disposition). If the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Indiana law.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Indiana Code.

IOWA

        Under Iowa law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Iowa Uniform Securities Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities with interest (at 5% per year) from the date of the payment, costs and reasonable attorneys' fees less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the two year anniversary of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Iowa Uniform Securities Act by making a written rescission offer (i) stating in reasonable detail why the liability under the Iowa Uniform Securities Act may have arisen and fairly advising the purchaser of the purchaser's rights, (ii) offering to repurchase the security for cash, payable on delivery of the security, equal to the consideration paid, together with interest at the legal rate from the date of payment, less the amount of any income or distributions, in cash or in kind, received thereon or, if the purchaser no longer owns the security, offering to pay the purchaser upon acceptance of the offer an amount in cash equal to the damages (where damages shall be the amount that would be recoverable upon a tender less the value of the security when the purchaser disposed of it and interest on said value at the legal rate from the date of the disposition) and (iii) stating that the offer may be accepted by the purchaser at any time within a specified period of not less than 30 days after the date of receipt thereof or such shorter period as the administrator may by rule prescribe. If the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Iowa law.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Iowa Uniform Securities Act.

KENTUCKY

        Under Kentucky law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Securities Act of Kentucky. The purchaser may sue either at law or in equity to recover the consideration paid for such securities with interest (at 8% per year) from the date of the payment, costs and reasonable attorneys' fees less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the three year anniversary of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Securities Act of Kentucky by making a written rescission offer at a time when the purchaser owns the security and before suit is commenced by the purchaser, to refund the consideration paid together with interest (at 8% per year) from the date of payment or to pay damages if the purchaser no longer owns the security (where damages are the amount that would be recoverable upon the tender less the value of the security when the purchaser disposed of it and interest at the legal rate from the date of disposition). If, at a time when the purchaser still owns the security, the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Kentucky law. When the purchaser no longer owns the security, the purchaser shall no longer have any right of rescission under Kentucky law unless the purchaser rejects the offer in writing within 30 days of its receipt.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Securities Act of Kentucky Code.

MASSACHUSETTS

        Under Massachusetts law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Massachusetts Uniform Securities Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities, together with interest (at 6% per year) from the date of payment, costs and reasonable attorneys' fees, less the amount of any income received on the securities, upon the tender of the securities before entry of judgment, at any time prior to the four year anniversary of the discovery of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Massachusetts Uniform Securities Act by making a written rescission offer, before suit is commenced, to refund the consideration paid together with interest (at 6% per year) from the date of payment, less the amount of any income received on the securities. If the purchaser fails to accept such offer, within 30 days of its receipt, that purchaser will no longer have any right of rescission under Massachusetts law.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Massachusetts Uniform Securities Act.

MICHIGAN

        Under Michigan law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Michigan Uniform Securities Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities, together with interest (at 6% per year) from the date of payment, costs and reasonable attorneys' fees, less the amount of income received on the securities, upon the tender of the securities before entry of judgment, at any time prior to the two year anniversary of the contract for sale of such securities.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Michigan Uniform Securities Act by making a written rescission offer, before suit, to refund the consideration paid together with interest (at 6% per year) from the date of payment, less the amount of any income received on the securities. The issuer must provide the purchaser with documents making full written disclosure about the financial and business condition of the issuer and the financial and business risks associated with the retention of the securities, concurrently with the written rescission offer. The rescission offer must recite the applicable provisions of the Michigan Uniform Securities Act, and will not be valid unless the issuer substantiates in the disclosure documents that it has the ability to fund the offering. If the purchaser fails to accept such offer within 30 days of its receipt, that purchaser will no longer have any right of rescission under Michigan law. Acceptance or rejection of the offer will not be binding until 48 hours after receipt by the issuer.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Michigan Uniform Securities Act.

MINNESOTA

        Under Minnesota law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Minnesota Securities Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities with interest (at 6% per year) from the date of the payment, costs and reasonable attorneys' fees less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the three year anniversary of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Minnesota Securities Act by making a written rescission offer at a time when the purchaser owns the security and before suit is commenced by the purchaser, to refund the consideration paid together with interest (at 6% per year) from the date of payment or to pay damages if the purchaser no longer owns the security (where damages shall be the consideration paid for the security together with interest at the legal rate to the date of disposition, costs and reasonable attorneys' fees less the value of the security at the date of disposition). If the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Minnesota law provided, however, that no offer shall be effective to prevent suit under the Minnesota Securities Law unless a duplicate copy thereof shall have been filed with the commissioner at least twenty days prior to its delivery to the purchaser and the commissioner shall not have objected to the offer within that time. The offer shall be in the form and shall contain the information the commissioner by rule or order prescribes.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Minnesota Securities Law.

NEW JERSEY

        Under New Jersey law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the New Jersey Uniform Securities Law. The purchaser may sue either at law or in equity to recover the consideration paid for such securities with interest (at the legal rate applicable each year, which has averaged 7.5% over the past two years) from the date of the payment and costs less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the two year anniversary of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the New Jersey Uniform Securities Law by making a written rescission offer at a time when the purchaser owns the security and before suit is commenced by the purchaser, to refund the consideration paid together with interest (at the legal rate applicable each year) from the date of payment or to pay damages if the purchaser no longer owns the security (where damages are the amount that would be recoverable upon a tender less the value of the security when the purchaser disposed of it and interest at the legal rate from the date of disposition). If the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under New Jersey law.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the New Jersey Uniform Securities Law.

NEW YORK

        Under New York law, there is no requirement to register or qualify securities, and there is no provision for rescission offers. Accordingly, the rescission offer is being made with respect to individuals who purchased shares of our common stock in New York, pursuant only to federal rights of rescission. The acceptance or non-acceptance of the rescission offer by these individuals will have no effect under New York law and, accordingly, interest will be paid at the same rate as if such shares had been purchased in New Jersey.

OHIO

        Under Ohio law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Ohio Securities Act. The purchaser may sue at law in any court of competent jurisdiction, upon tender to the seller in person or in open court of the securities sold or of the contract made, to recover the consideration paid for such securities and all taxable court costs unless the court determines that the violation did not materially affect the protection contemplated by the violated provision, at any time prior to the four year anniversary with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Ohio Securities Act by making a written rescission offer made after two weeks from the date of the sale, to refund the consideration paid. If the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Ohio law.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Ohio Securities Act.

PENNSYLVANIA

        Under Pennsylvania law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Pennsylvania Securities Act of 1972. The purchaser may sue either at law or in equity to recover the consideration paid for such securities with interest (at 6% per year) from the date of the payment less the amount of any income or distributions, in cash or in kind, received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the four year anniversary of the non-compliance with the registration or qualification requirements or the one year anniversary of the date the purchaser receives actual notice or upon the exercise of reasonable diligence should have known of the facts constituting the non-compliance, whichever expires first.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Pennsylvania Securities Act of 1972 by making a written rescission offer before suit is commenced by the purchaser (i) stating the respect in which liability under the Pennsylvania Securities Act of 1972 may have arisen and fairly advising the purchaser of his rights, (ii) offering to repurchase the security for cash, payable on delivery of the security, equal to the consideration paid, together with interest at the legal rate from the date of payment, less the amount of any income or distributions, in cash or in kind, received thereof or, if the purchaser no longer owns the security, offering to pay the purchaser upon acceptance of the offer damages (where damages shall be the amount that would be recoverable upon a tender less the value of the security when the purchaser disposed of it and interest at the legal rate from the date of disposition), and (iii) stating that the offer may be accepted by the purchaser at any time within a specified period of not less than 30 days after the date of receipt thereof. If the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Pennsylvania law. Every offer shall be delivered to the purchaser personally or sent by certified mail addressed to him at his last known address.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Pennsylvania Securities Act of 1972.

TENNESSEE

        Under Tennessee law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Tennessee Securities Act of 1980. The purchaser may sue either at law or in equity in any court of competent jurisdiction to recover the consideration paid for the securities with interest (at 10% per year) from the date of the payment, costs and reasonable attorneys' fees, less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities (where damages are the amount that would be recoverable upon a tender, less the value of the security when the purchaser disposed of it and interest at the legal rate from the date of disposition), at any time prior to the two year anniversary of the non-compliance with the registration or qualification requirements.

        Under Tennessee law, there is no provision for rescission offers. Accordingly, the rescission offer is being made with respect to individuals who purchased shares of our common stock in Tennessee pursuant only to federal rights of rescission. The acceptance or non-acceptance of the rescission offer by these individuals will have no effect under Tennessee law.

TEXAS

        Under Texas law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Texas Securities Act of 1957. The purchaser may sue either at law or in equity for rescission to recover the consideration paid for the securities with interest (at 6% per year) from the date of the payment, less the amount of any income received on the securities or for damages if the purchaser no longer owns the securities, at any time prior to the three year anniversary of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Texas Securities Act of 1957 by making a written rescission offer, before suit is commenced by the purchaser, meeting the following requirements: (i) the offer includes financial and other information material to the purchaser's decision whether to accept the offer, and shall not contain an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, (ii) the seller shall deposit funds in escrow in a state or national bank doing business in Texas (or in another bank approved by the commissioner) or receive an unqualified commitment from such bank to furnish funds sufficient to pay the amount offered, (iii) the amount of the offer to a purchaser who still owns the security shall be the amount (excluding costs and attorneys' fees) that he would recover on rescission under the Act and the amount of the offer to a purchaser who no longer owns the security shall be the amount (excluding costs and attorneys' fees) he would recover in damages under the Act (where damages are the consideration paid for the security plus interest at the legal rate from the date of payment by him less the value of the security at the time he disposed of it plus the amount of any income he received on the security), (iv) the offer shall state the amount which shall be given so far as practicable in terms of a specified number of dollars and a specified rate of interest for a period starting at a specified date and so far as necessary in terms of specified elements (such as the value of the security when it was disposed of by the purchaser) known to the purchaser but not to the seller, which are subject to the furnishing of reasonable evidence by the purchaser, (2) the name and address of the bank where the amount of the offer will be paid, (3) that the purchaser will receive the amount of the offer within a specified number of days (not more than 30) after receipt by the bank, in form reasonably acceptable to the seller, and in compliance with the instructions in the offer of the security if the purchaser still owns it or evidence of the fact and date of disposition if he no longer owns it and evidence of terms of the disposition, (4) conspicuously that the purchaser may not sue on his purchase under the Act unless he accepts the offer but does not receive the amount of the offer or he rejects the offer in writing within 30 days of its receipt and expressly reserves in the rejection his right to sue, in which case he may sue within one year after he so rejects, (5) in reasonable detail, the nature of the violation of the Act that occurred or may have occurred.

        We do not believe that our rescission offer complies in all material respects with the respects with the rescission offer requirements of the Texas Securities Act of 1957. Accordingly, the rescission offer is being made with respect to individuals who purchased shares of our common stock in Texas pursuant only to federal rights of rescission. The acceptance or non-acceptance of the rescission offer by these individuals may have no effect under Texas law.

VIRGINIA

        Under Virginia law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Virginia Securities Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities with interest (at 6% per year) from the date of the payment, costs and reasonable attorneys' fees less the amount of any income received on the securities or for the substantial equivalent if the purchaser no longer owns the securities, at any time prior to the two year anniversary of the non-compliance with the registration or qualification requirements.

        However, an issuer may cure its non-compliance with the requirement to register or qualify securities under the Virginia Securities Act by making a written rescission offer before suit is commenced by the purchaser, to refund the consideration paid together with interest (at 6% per year) from the date of payment less the amount of any income received on the security or to pay damages if the purchaser no longer owns the security. If the purchaser fails to accept such offer within the specified period of not more than 30 days of receipt of the offer, that purchaser will no longer have any right of rescission under Virginia law.

        We believe that our rescission offer complies in all material respects with the rescission offer requirements of the Virginia Securities Act.

FOREIGN COUNTRIES

        If the shares were purchased in a foreign country, we believe that the only applicable rescission rights a purchaser has under applicable U.S. law are those under federal securities laws. Accordingly, the rescission offer is being made with respect to individuals who purchased shares of our common stock in foreign countries, pursuant only to federal rights of rescission. The acceptance or non-acceptance of the rescission offer by these individuals will have no effect under foreign law and, accordingly, interest will be paid at the same rate as if such shares had been purchased in New Jersey.

        If we did not offer to rescind the purchase of the shares sold through the Employee Stock Purchase Plan, we do not believe our business would have been materially adversely affected under federal or any applicable state remedy. The above discussion does not relate to the antifraud provisions of applicable securities laws or rights under common law or equity. We urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the rescission offer.

Funding of the rescission offer

        We will fund any payments required under our rescission offer from a portion of our working capital.

Use of common stock repurchased in our rescission offer

        The shares of our common stock purchased by us pursuant to our rescission offer, if any, will become treasury shares, and will be available for use by us pursuant to our Employee Stock Purchase Plan or general corporate purposes.

Material Federal Income Tax Considerations

        Set forth below is a discussion of certain United States federal income tax considerations relating to our rescission offer. The discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, published revenue rulings and revenue procedures of the Internal Revenue Service ("IRS"), applicable legislative history, and judicial decisions. All such authorities are subject to change at any time, either prospectively or retroactively, and any such change could materially affect the federal income tax consequences described below.

        This discussion does not deal with all of the United States federal income tax consequences of our rescission offer that may be relevant to a person in light of that person's particular circumstances, or to persons subject to special rules, such as dealers in securities, foreign persons, persons who are subject to the alternative minimum tax, persons who are not individuals, and persons holding shares that are subject to hedging, conversion or constructive sale transactions. The discussion assumes that a person holds the shares subject to our rescission offer as capital assets, or, as to a person who accepts our rescission offer with respect to our shares previously sold by such person, held such sold shares as capital assets. The federal income tax law applicable to our rescission offer is unclear, and we have received neither an opinion of counsel nor a ruling from the IRS on the tax consequences of our rescission offer. The IRS is not precluded from asserting a position contrary to that summarized in this discussion or otherwise recharacterizing the transaction in whole or in part. FOR ALL OF THESE REASONS, ALL PERSONS CONSIDERING OUR RESCISSION OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF OUR RESCISSION OFFER, INCLUDING THE APPLICABILITY AND POTENTIAL APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND PROPOSED TAX LAWS.

Share redemptions

        For United States federal income tax purposes, we intend to treat share purchases pursuant to our rescission offer as a taxable redemption of shares with a redemption price equal to the amount paid by us for such shares (including in the redemption price the portion of the payment equal to the amount of interest on the original purchase price of such shares). Assuming our treatment of our rescission offer as a redemption of shares is correct, the redemption will be treated as a sale or exchange for federal income tax purposes if it (a) results in a "complete redemption" of the person's interest in our stock under Section 302(b)(3) of the Code; (b) is "substantially disproportionate" with respect to the person under Section 302(b)(2) of the Code; or (c) is "not essentially equivalent to a dividend" with respect to the person under Section 302(b)(1) of the Code. These three tests, which are more fully described below, are collectively referred to herein as the "Redemption Tests." The Redemption Tests are applied on a person-by-person basis. If a redemption does not satisfy any of the Redemption Tests, the payment of the proceeds from the sale will be treated as a distribution. Because the Redemption Tests are applied independently to each person, it is possible that some persons accepting our rescission offer will be subject to sale or exchange treatment and others will receive distribution treatment. BECAUSE THE APPLICATION OF THE REDEMPTION TESTS IS APPLIED ON A PERSON-BY-PERSON BASIS, ALL PERSONS CONSIDERING OUR RESCISSION OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS IN CONNECTION WITH THE POSSIBLE FEDERAL INCOME TAX TREATMENT THAT MAY APPLY IN THEIR PARTICULAR CASE.

        In determining whether any of the Redemption Tests are satisfied, a person must take into account not only shares that are actually owned, but also shares which are constructively owned under Section 318 of the Code. Under Section 318, a person may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that it has the right to acquire by exercise of an option, warrant or a conversion right. Contemporaneous or related transactions in our stock or stock options may also affect the Redemption Tests.

        The redemption will result in a "complete redemption" of all the shares owned by a person if either (a) all of the shares actually and constructively owned by such person are sold pursuant to our rescission offer or (b) all of the shares actually owned by a person are sold pursuant to our rescission offer and the person is eligible to waive and effectively waives constructive ownership of shares under procedures described in Section 302(c) of the Code.

        The redemption will be "substantially disproportionate" with respect to a person if (a) the percentage of our voting stock owned by the person immediately after the redemption (taking into account all shares purchased by us pursuant to our rescission offer) equals less than 80 percent of the percentage of our voting stock owned by such person immediately before the redemption; (b) the percentage of our common stock (whether voting or nonvoting stock) owned by the person after the redemption (taking into account all shares purchased by us pursuant to our rescission offer) equals less than 80 percent of the percentage of our common stock owned by the person immediately before the redemption; and (c) such person after the redemption owns less than 50 percent of the total combined voting power of all classes of our stock entitled to vote (taking into account all shares purchased by us pursuant to our rescission offer).

        The redemption will satisfy the "not essentially equivalent to a dividend" test with respect to a person if, in light of the person's particular circumstances (including the person's relative interest in our stock), its sale of shares pursuant to our rescission offer results in a "meaningful reduction" of its interest in our stock (taking into account all shares purchased by us pursuant to our rescission offer). This test may be satisfied irrespective of the person's failure to satisfy the complete redemption or substantially disproportionate tests.

        If the redemption qualifies for sale or exchange treatment with respect to a particular person under one or more of the Redemption Tests, such person will have capital gain or loss equal to the difference between the amount received by such person pursuant to our rescission offer (including the portion of such amount equal to the interest on the original purchase price of the shares) and such person's tax basis in the shares. Such gain or loss will be short-term or long-term depending on whether such person held the shares for one year or less, or more than one year, at the time of the redemption.

        If the redemption fails to qualify for sale or exchange treatment with respect to particular person, the gross proceeds received by such person pursuant to our rescission offer will be characterized as a dividend distribution to the extent of our accumulated and current earnings and profits (on a pro rata basis with other persons whose redemptions fail to so qualify). Under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, dividends received by individuals in 2003 generally will be subject to tax at a reduced rate of 15% (5% for lower income individuals). The portion, if any, of the proceeds received by such person pursuant to our rescission offer in excess of the amount treated as a dividend will be treated first as a tax-free recovery of the person's basis in the redeemed shares and then as capital gain from a sale or exchange. Under current rules, a person who receives proceeds that are taxed as a dividend should generally be able to transfer any unrecovered tax basis in the redeemed shares to any of our shares retained by such person, or possibly to shares constructively owned by such person if such person retains none of our shares. Under proposed rules that will not be effective until promulgated in final Treasury regulations, such unrecovered basis would not be transferred to any other shares, but instead generally would give rise to a capital loss, either at the time of the redemption pursuant to our rescission offer, or at a later time, depending on the person's particular circumstances. The loss would be short-term or long-term depending on the person's holding period for the shares at the time of the redemption, even if the loss could not be taken under the proposed rules until a later time.

Payments with respect to sold shares

        We believe that the amount paid to a person with respect to our shares previously sold by such person (including the portion of the payment equal to the amount of interest on the original purchase price of such shares) will be capital gain at least to the extent of any losses incurred by such person on such prior sales, although any payment in excess of such prior losses may be taxable as ordinary income. To the extent the payment is taxable as capital gain, such gain should be short-term or long-term depending on the holding period for the previously sold shares.

Backup withholding

        Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a person pursuant to our rescission offer must be withheld and remitted to the United States Treasury unless such person (i) is an exempt recipient that, if required, establishes its right to an exemption or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A person may generally avoid backup withholding by furnishing a completed Substitute Form W-9 included as part of the election form. Backup withholding is not an additional tax; any amount withheld under these rules will be creditable against the United States federal income tax liability of the person subject to the withholding, and may entitle such person to a refund provided that the required information is furnished to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE RESCISSION OFFER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, COMPUTER HORIZONS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RESCISSION OFFER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. In addition, we maintain a website at www.computerhorizons.com and make available free of charge on this website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, certain parts which are omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information.

        We incorporate by reference herein our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this rescission offer is completed (other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished under Item 9 or Item 12 of Form 8-K and exhibits relating to such disclosures, unless otherwise specifically stated in any such Current Report or Form 8-K):

          (i)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

         (ii)  Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003;

        (iii)  Our definitive Proxy Statement filed on April 7, 2004;

        (iv)  Our Current Report on Form 8-K filed on March 26, 2004;

         (v)  Our Current Report on Form 8-K filed on April 2, 2004;

        (vi)  Our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2003 filed on January 21, 2004;

       (vii)  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 10, 2004; and

      (viii)  The description of our common stock contained in our Form 8-A filed on July 7, 1989.

        We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing us at Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495, or telephoning us as (973) 299-4000.

        You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

EXPERTS

        The consolidated financial statements of Computer Horizons Corp. appearing in Computer Horizons Corp.'s Annual Report on Form 10-K/A for the year ended December 31, 2003 have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth an estimate of the costs and expenses payable by Computer Horizons Corp. in connection with the rescission offer described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee:

Securities and Exchange Commission Registration Fee	$147
Printing	3,000
Accounting Services	15,000
Legal Fees	40,000
Transfer Agent Fees	2,000
Miscellaneous	$2,853

Total	$63,000

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Article 7 of the Business Corporation Law of the State of New York, in general, allows a corporation to indemnify its officers and directors against any judgment, fine, settlement and reasonable expenses incurred in any non-derivative civil or criminal action, or against any settlement and reasonable expenses in any derivative civil action, if the officer or director acted in good faith and for a purpose he reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action, the officer or director must have had no reasonable cause to believe that his conduct was unlawful. Partial indemnification is allowed in cases where the officer or director was partially successful in defeating the claim. Such Article establishes procedures for determining whether the standard of conduct has been met in the particular case, for timely notification to shareholders, for prepayment of expenses and for payment pursuant to a court order or as authorized by disinterested directors or the shareholders. Article 7 also provides that it is not exclusive of any other rights to which an officer or director may be entitled under the certificate of incorporation or the bylaws or a corporation or pursuant to an agreement, resolution of shareholders or resolution of directors which are authorized by the certificate of incorporation or the bylaws of a corporation; provided that no indemnification may be made if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

        Article Ninth of the Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company against any liability they may incur in their capacities as such to the fullest extent permitted by the New York Business Corporation Law.

        We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

ITEM 16. EXHIBITS

23.2		Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.3		Consent of McGladrey & Pullen, LLP
24.1	*	Power of Attorney (Included on Page II-3).
99.1	*	Rescission Election Form
99.2	*	Form of Letter to Rescission Offer Recipients

*
Previously filed.

ITEM 17. UNDERTAKINGS

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing Amendment No. 5 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain Lakes, State of New Jersey, on this 14th day of June, 2004 .

COMPUTER HORIZONS CORP. (Registrant)
By:	/s/ WILLIAM J. MURPHY William J. Murphy President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. MURPHY William J. Murphy	President, Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2004
* Michael J. Shea	Vice President and Chief Financial Officer (Principal Financial Officer)	June 14, 2004
/s/ NICHOLAS ORICHIO Nicholas Orichio	Controller (Principal Accounting Officer)	June 14, 2004
* William M. Duncan	Director	June 14, 2004
* William J. Marino	Director	June 14, 2004
* Earl L. Mason	Chairman of the Board	June 14, 2004
/s/ ERIC P. EDELSTEIN Eric P. Edelstein	Director	June 14, 2004
L. White Matthews III	Director
Edward J. Obuchowski	Director
*By:	/s/ WILLIAM J. MURPHY William J. Murphy Attorney-in-Fact June 14, 2004

INDEX TO EXHIBITS

Exhibit	Description
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.3	Consent of McGladrey & Pullen, LLP
24.1*	Power of Attorney (Included on Page II-3).
99.1*	Rescission Election Form
99.2*	Form of Letter to Rescission Offer Recipients

*
Previously filed.

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT OUR RESCISSION OFFER
THE COMPANY
RECENT DEVELOPMENTS
RISK FACTORS
USE OF PROCEEDS
OUR RESCISSION OFFER
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS